American Water Star Announces Filing Delay;  Releases
    Preliminary Third Ouarter Unaudited Operating Results


LAS VEGAS, NV - (BUSINESS WIRE) - November 22, 2005 - American Water Star, Inc. (AMEX: AMW-News), today announced that, as discussed in its Form 12b-25 filed with the Securities and Exchange Commission, it will delay the filing of its Form 1 0-QSB for the period ended September 30, 2005, due to additional work required in the preparation and review of its financial statements.


Subsequent to the resignation of the Company's CFO in July, 2005, the Company moved its accounting department and records to its corporate offices in Las Vegas contributing to the delay in the preparation of the Company's 2005 third quarter results. Because of the delay, on Thursday, November 17, 2005, the Company's auditor advised that it would not be able to complete its review to meet the filing deadline.


The final 2005 third quarter results are expected to be completed this week to allow the Company to file its 1 0-QSB by next week.


In the interests of providing information to its stockholders with respect to the quarter ended September 30, 2005, the Company is announcing the following financial results for that quarter. The Company cautions stockholders that all of these results are subject to change, possibly materially, and that this information does not represent all of the information that would be included in a Quarterly Report on Form 10-QSB with respect to that quarter's financial results.


Revenues for the three months ended September 30, 2005 were approximately $890,354 with a net loss of $1,775,860 or ($0.02) per share. Selling, General and Administrative expenditures were approximately $2,991,549 for the third quarter of fiscal year 2005. The Company's total assets as of September 30, 2005 were approximately $16,164,295 with total liabilities of $10,028,727 and stockholder's equity of $6,135,568.

By the end of fiscal year 2004, the Company began the initial test production runs in its three facilities located in Jacksonville, Florida; Magnolia, Mississippi; and Phoenix, Arizona. Currently, the Company's Arizona facility is producing product and, due to the reduction in sales to the Southern regions affected by the hurricanes, the Company's Florida facility is producing limited quantities of its product. The Company is in the process of closing its facility in Mississippi and removing its inventory and equipment which it plans to transport to its facility in Jacksonville, Florida. Due to the devastation caused by the hurricanes to the region, the Company has no current plans to reopen a plant in Mississippi.

During the quarter the Company announced that it had reached an agreement with Lipsey Mountain Spring Water Company, the exclusive provider of water for the Federal Emergency Management Agency (FEMA) during Presidentially declared disasters. Lipsey agreed to utilize American Water Star's bottling facilities, among others, to supply a portion of the water required by USACE, FEMA and individual states for disaster relief. The Company will continue to supply water for disaster relief as needed and requested by Lipsey.

About: American Water Star, Inc.:

American Water Star, Inc. ("AMW") is a publicly traded company and is engaged in the beverage bottling industry. Its product brands are licensed and developed in-house, and bottled in strategic locations throughout the United States. AMW's beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMW, we believe our great-tasting, new zero sugar; zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our product line consists of three branded beverages: Geyser Sport; Geyser Fruit; and Geyser Fruta.
Geyser Sport is a sugar-free, calorie-free, carb-free fruit flavored beverages fortified with vitamins and calcium, offered in eight different fruit flavors. Geyser Fruit is a non-carbonated water with a low sugar content, also offered in eight different flavors. Geyser Fruta is targeted to the Hispanic market and includes authentic Latin flavored beverages.

Forward-Looking Statements:

This press release may contain statements that constitute `forward-looking statements" as defined under US. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward- looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to, the actual amount of annual sales of AMW water; changes in economic conditions; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; our ability to capture market share; the effectiveness of our advertising and marketing programs;fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to achieve earnings goals; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our filings with the SEC, including our Annual Report on Form 1O-KSB, Quarterly Reports on Form ]O-QSB, and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.
We undertake no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Redwood Consultants, LLC
Jens Dalsgaard, 415-884-0348